The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these Notes in any state where the offer or sale is not permitted.
Subject to Completion, Dated January 11, 2023.
Pricing Supplement dated , 2023 to the Product Supplement MLN-ES-ETF-1 dated March 4, 2022 and Prospectus Dated March 4, 2022	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-262557
The Toronto-Dominion Bank $• Reverse Convertible Notes Linked to the shares of the iShares® 20+ Year Treasury Bond ETF Due July 13, 2023 Senior Debt Securities, Series E
General
•
The Notes are designed for investors who (i) are willing to forgo participation in any appreciation in the price of the shares of the iShares® 20+ Year Treasury Bond ETF (the “Reference Asset”) and instead wish to receive a fixed Interest Payment (as defined below) on the Interest Payment Date (which is also the Maturity Date) regardless of the performance of the Reference Asset, (ii) are willing to accept the risk of losing some or all of their Principal Amount and (iii) are willing to forgo dividend payments.

•
If the Closing Price of the Reference Asset on the Valuation Date (the “Final Price”) is less than the Initial Price, on the Maturity Date investors will receive a number of shares of the Reference Asset per Note equal to the Physical Delivery Amount (with cash in lieu of any fractional share), the value of which, based on the Final Price, will be worth less than the Principal Amount, and, therefore, may lose their entire Principal Amount of the Notes.

•	Any payments on or deliveries in respect of the Notes, including any repayment of principal, are subject to our credit risk.
Key Terms
Issuer:	The Toronto-Dominion Bank (“TD”)
Reference Asset:	The shares of the iShares® 20+ Year Treasury Bond ETF (Bloomberg ticker: “TLT”)
Principal Amount:	$10,000 per Note, subject to a minimum investment of $10,000 and integral multiples of $10,000 in excess thereof.
Term:	Approximately 6 months.
Strike Date:	January 10, 2023
Pricing Date:	January 12, 2023
Issue Date:	January 18, 2023, which is the third DTC settlement day following the Pricing Date. See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.
Valuation Date:	July 10, 2023, subject to postponement upon the occurrence of a Market Disruption Event as described in the accompanying product supplement.
Maturity Date:
July 13, 2023, subject to postponement upon the occurrence of a Market Disruption Event as described in the accompanying product supplement. If such day is not a Business Day, the Maturity Date will be the next succeeding Business Day.

Interest Payment Feature:
An Interest Payment will be paid to you on the Interest Payment Date (which is also the Maturity Date) regardless of the performance of the Reference Asset. Any Interest Payment due on a Note will be paid to the registered holder of such Note, as determined on the record date, which will be the Business Day preceding the relevant Interest Payment Date. All amounts used in or resulting from any calculation relating to a Interest Payment will be rounded upward or downward as appropriate, to the nearest tenth of a cent.

Interest Payment:	$669.00 per Note.
Interest Payment Date:	The Maturity Date, provided that if such day falls on a day that is not a Business Day, the Interest Payment Date will be the next following Business Day.
Payment at Maturity:
On the Maturity Date:
•    If the Final Price is greater than or equal to the Initial Price, we will pay a cash payment per Note equal to:
the Principal Amount of $10,000.
•    If the Final Price is less than the Initial Price, we will deliver a number of shares of the Reference Asset per Note equal to:
the Physical Delivery Amount.
If the Final Price is less than the Initial Price, investors will receive a number of shares of the Reference Asset per Note equal to the Physical Delivery Amount (with cash in lieu of any fractional share), the value of which, based on the Final Price, will be worth less than the Principal Amount, and may be worthless. Specifically, based on the Final Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price. Any payments on or deliveries in respect of the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward as appropriate, to the nearest cent.

Physical Delivery Amount:
96.1631, which is a number of shares per Note of the Reference Asset equal to the quotient of the Principal Amount divided by the Initial Price (observed to four decimal places), as determined by the Calculation Agent. If this number is not a round number or is less than 1.0000, then any fractional share will be paid in cash in an amount equal to the product of such fraction and the Final Price. If the Initial Price is adjusted as described under “General Terms of the Notes— Anti-Dilution Adjustments” in the product supplement, the Physical Delivery Amount will also be adjusted to reflect the Initial Price, as adjusted.
You should note that if the Final Price is less than the Initial Price, because we will deliver the Physical Delivery Amount (with cash in lieu of any fractional share) of the Reference Asset instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive will be determined on the Maturity Date and such value may be less than the payment that you would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the price of the Reference Asset during the period between the Valuation Date and the Maturity Date.

Initial Price:
$103.99, which was the Closing Price of the Reference Asset on the Strike Date, as determined by the Calculation Agent, and subject to adjustment as described under “General Terms of the Notes — Anti‑Dilution Adjustments” in the product supplement.

Final Price:	The Closing Price of the Reference Asset on the Valuation Date, as determined by the Calculation Agent.
CUSIP / ISIN:	89117GDM6 / US89117GDM69
The estimated value of your Notes on the Pricing Date is expected to be between $9,500.00 and $9,850.00 per Note, as discussed further under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity” beginning on page P-5 and “Additional Information Regarding the Estimated Value of the Notes” on page P-16 of this pricing supplement. The estimated value is expected to be less than the public offering price of the Notes.
The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
The Notes have complex features and investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-3 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated March 4, 2022, (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated March 4, 2022 (the “prospectus”). Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Public Offering Price[1]	Underwriting Discount[2]	Proceeds to TD2
Per Note	$10,000.00	$50.00	$9,950.00
Total	$•	$•	$•
1 The public offering price for investors purchasing the Notes in fiduciary accounts may be as low as $9,950.00 (99.50%) per Note.
2 TD Securities (USA) LLC (“TDS” or the “Agent”) will receive a commission of $50.00 per Note sold in this offering. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $50.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for additional information.
The public offering price, underwriting discount and proceeds to TD listed above relate to the Notes we issue initially. We may decide to sell additional Notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the Notes will depend in part on the public offering price you pay for such Notes.

TD SECURITIES (USA) LLC	P-1

Additional Terms of Your Notes
You should read this preliminary pricing supplement (this “pricing supplement”) together with the prospectus, as supplemented by the product supplement MLN-ES-ETF-1 (the “product supplement”), relating to our Senior Debt Securities, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Additional Risk Factors” in this pricing supplement, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
◾	Product Supplement MLN-ES-ETF-1 dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000114036122008015/brhc10034640_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-2

Selected Purchase Considerations
•
Limited Return Potential – The return potential of the Notes is limited to the Interest Payment you will receive on the Interest Payment Date (which is also the Maturity Date) and you will not participate in any appreciation in the price of the Reference Asset.

•
Contingent Repayment of Principal, with Potential for Full Downside Exposure – If the Final Price is greater than or equal to the Initial Price, in addition to the Interest Payment otherwise due on the Maturity Date, you will receive a cash payment per Note equal to the Principal Amount. If, however, the Final Price is less than the Initial Price, you will receive at maturity a number of shares of the Reference Asset per Note equal to the Physical Delivery Amount (with cash in lieu of any fractional share), the value of which, based on the Final Price, will be worth less than the Principal Amount, and, therefore, may lose your entire Principal Amount of the Notes.

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
Investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss and You May Receive Shares of the Reference Asset in Lieu of Any Cash Payment on the Maturity Date.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Final Price is less than the Initial Price, investors will receive a number of shares of the Reference Asset per Note equal to the Physical Delivery Amount (with cash in lieu of any fractional share), the value of which is expected to be less than the Principal Amount and may even be worthless. The value of the Physical Delivery Amount received on the Maturity Date may be less than the payment that you would have received had we instead paid an amount in cash, as a result of any decrease in the price of the Reference Asset during the period between the Valuation Date and the Maturity Date. If you receive the Physical Delivery Amount, then as of the Valuation Date, the percentage decline in the value of the Physical Delivery Amount will be equal to the percentage decrease from the Initial Price to the Final Price.
The Potential Positive Return on the Notes Is Limited to the Interest Payment Paid on the Notes Regardless of Any Appreciation in the Price of the Reference Asset.
The potential positive return on the Notes is fixed and limited to the Interest Payment paid, meaning any positive return on the Notes will be composed solely of the Interest Payment paid on the Interest Payment Date (which is also the Maturity Date). Therefore, if the appreciation of the Reference Asset exceeds the Interest Payment actually paid on the Notes, the return on the Notes will be less than the return on a direct investment in the Reference Asset or the bonds and other assets comprising the Reference Asset (the “Reference Asset Constituents”) or in a security directly linked to the positive performance of the Reference Asset or the Reference Asset Constituents.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity or if you invested directly in the Reference Asset or the Reference Asset Constituents. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Payment at Maturity, if Any, is Based on the Price Performance of the Reference Asset, Which Will Not Reflect Any Interest or Other Payments on the Reference Asset Constituents.
While the Reference Asset generally invests in U.S. dollar-denominated fixed-income securities, the performance of the Reference Asset that is measured for purposes of the Notes will only reflect changes in the market prices of the Reference Asset Constituents and will not reflect any interest payments on those bonds or any other Reference Asset Constituents. As a result, the performance of the Reference Asset that is measured for purposes of the Notes will be less, and perhaps significantly less, than the return that would be realized by a direct investment in the Reference Asset.
The Amount Payable and/or Deliverable on the Notes is not Linked to the Price of the Reference Asset at any Time Other than on the Valuation Date.
Any payment and/or delivery on the Notes will be based on the Final Price, which will be the Closing Price of the Reference Asset on the Valuation Date. Even if the price of the Reference Asset increases prior to the Valuation Date, but then declines by the Valuation Date, the Payment at Maturity, if any, may be significantly less than it would have been had the Payment at Maturity been linked to the price of the Reference Asset prior to such decline. Although the Closing Price of the Reference Asset on the Valuation Date or at other times during the term of the Notes may be higher than the Final Price, the Payment at Maturity, if any, will be based solely on the Closing Price of the Reference Asset on the Valuation Date, as compared to the Initial Price.

TD SECURITIES (USA) LLC	P-3

Risks Relating to Characteristics of the Reference Asset
There Are Market Risks Associated with the Reference Asset.
The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset, its investment adviser (the “Investment Adviser”) and the Reference Asset Constituents, such as stock price and interest rate volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. In addition, recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the Reference Asset Constituents and, therefore, the Reference Asset. You, as an investor in the Notes, should make your own investigation into the Investment Adviser and the Reference Asset. For additional information, see “Information Regarding the Reference Asset” in this pricing supplement and the Investment Adviser's SEC filings. We urge you to review financial and other information filed periodically by the Investment Adviser with the SEC.
You Will Have No Rights That a Holder of Shares of the Reference Asset Would Have and You Will Not Be Entitled to Any Dividends or Other Distributions.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Your return on the Notes is limited to the Interest Payment paid on the Interest Payment Date (which is also the Maturity Date) regardless of any percentage increase in the Reference Asset even though you are subject to its downside market risk if the Final Price is less than the Initial Price. Unless and until you receive the Physical Delivery Amount on the Maturity Date, investing in the Notes will not make you a holder of shares of the Reference Asset and you will not have any voting rights, any rights to receive dividends or other distributions, or any rights against the Investment Adviser. As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset and will not reflect or be adjusted for any dividends paid or other distributions made in connection with the Reference Asset or any Reference Asset Constituents.
We Have No Affiliation with the Target Index Sponsor or the Investment Adviser and Will Not Be Responsible for Any Actions Taken by Any Such Entity.
The sponsor of the Target Index specified herein under “Information Regarding the Reference Asset” (the “Target Index Sponsor”) and the Investment Adviser are not affiliates of ours and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the Target Index Sponsor or the Investment Adviser, including any actions of the type that would require the Calculation Agent to adjust any amount payable on the Notes. Neither the Target Index Sponsor nor the Investment Adviser has any obligation of any sort with respect to the Notes. Thus, neither the Target Index Sponsor nor the Investment Adviser has any obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Reference Asset or the Notes. None of our proceeds from the issuance of the Notes will be delivered to the Target Index Sponsor or the Investment Adviser.
The Value of the Reference Asset May Not Completely Track its NAV.
The net asset value (“NAV”) of an ETF, including the Reference Asset, may fluctuate with changes in the market value of its Reference Asset Constituents. The market values of an ETF may fluctuate in accordance with changes in NAV and supply and demand on the applicable exchange(s) or market(s). Furthermore, the Reference Asset Constituents may be unavailable in the secondary market during periods of market volatility, which may make it difficult for market participants to accurately calculate the intraday NAV per share of the Reference Asset and may adversely affect the liquidity and prices of the Reference Asset, perhaps significantly. For any of these reasons, the market value of the Reference Asset may differ from its NAV per share and may trade at, above or below its NAV per share.
Adjustments to the Reference Asset Could Adversely Affect the Notes.
The Investment Adviser is responsible for calculating and maintaining the Reference Asset. The Investment Adviser can add, delete or substitute the Reference Asset Constituents. The Investment Adviser may make other methodological changes to the Reference Asset that could change the value of the Reference Asset at any time. If one or more of these events occurs, the Closing Price of the Reference Asset may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the market value of, and any amount payable on, the Notes.
The Reference Asset is Subject to Significant Risks, Including Interest Rate-Related and Credit-Related Risks.
The Reference Asset is subject to significant risks, including interest rate- and credit- related risks and the market prices of the Reference Asset Constituents are volatile and significantly influenced by a number of factors, particularly their yields relative to current market interest rates and the actual or perceived credit quality of the U.S.
In general, the value of bonds, including the Reference Asset Constituents, is significantly affected by, and inversely correlated to, changes in current market interest rates. As interest rates rise, the prices of bonds, including the Reference Asset Constituents, are likely to decrease. Additionally, securities with longer durations, such as the Reference Asset Constituents, tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. As a result, rising interest rates may cause the value of the Reference Asset Constituents and, therefore, the Reference Asset to decline, possibly significantly and these assets will likely be particularly sensitive to interest rate changes.
Interest rates are subject to volatility due to a variety of factors, including, but not limited to:
•	interest and yield rates in the market;
•	changes in, or perceptions about future interest rates;
•	general economic conditions;

TD SECURITIES (USA) LLC	P-4

•	policies of the U.S. Federal Reserve Board regarding interest rates;
•	supply and demand for U.S. dollar-denominated bonds;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	inflation and expectations concerning inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	performance of capital markets; and
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect markets and interest rates generally.
Changes that Affect the Target Index of the Reference Asset Will Affect the Market Value of, and Return on, the Notes.
The Reference Asset is an ETF that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of its Target Index (as specified herein). The policies of the sponsor of its Target Index (an “Index Sponsor”) concerning the calculation of its Target Index, additions, deletions or substitutions of the components of its Target Index and the manner in which changes affecting those components may be reflected in its Target Index and, therefore, could adversely affect the return on the Notes and the market value of the Notes prior to maturity. The market value of, and return on, the Notes could also be affected if the sponsor of its Target Index changes these policies, for example, by changing the manner in which it calculates its Target Index. Some of the risks that relate to a target index of an ETF include those discussed in the product supplement, which you should review.
The Performance of the Reference Asset May Not Correlate With That of Its Target Index.
The performance of the Reference Asset may not exactly replicate the performance of its Target Index because the Reference Asset will reflect transaction costs and fees that are not included in the calculation of its Target Index. It is also possible that the Reference Asset may not fully replicate or may in certain circumstances diverge significantly from the performance of its Target Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Reference Asset, differences in trading hours between the Reference Asset and its Target Index or due to other circumstances.
There Are Liquidity and Management Risks Associated with an ETF and the Reference Asset Utilizes a Passive Indexing Investment Approach.
Although shares of the Reference Asset are listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for such shares or that there will be liquidity in that trading market. The Reference Asset is subject to management risk, which is the risk that its Investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Additionally, the Reference Asset is not managed according to traditional methods of “active” investment management, which involves the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, utilizing a “passive” or indexing investment approach, it attempts to approximate the investment performance of its Target Index by investing in Reference Asset Constituents that generally replicate its Target Index.
Risks Relating to Estimated Value and Liquidity
The Estimated Value of Your Notes Is Expected To Be Less Than the Public Offering Price of Your Notes.
The estimated value of your Notes on the Pricing Date is expected to be less than the public offering price of your Notes. The difference between the public offering price of your Notes and the estimated value of the Notes reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.
The estimated value of your Notes on the Pricing Date is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions.
The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the Pricing Date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market

TD SECURITIES (USA) LLC	P-5

price of your Notes may be materially less than the estimated value of the Notes determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which the Agent, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which the Agent May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market (if the Agent makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Issue Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which the Agent may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. The Agent or another of our affiliates may make a market for the Notes; however, they are not required to do so and may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the Reference Asset at such time, and as a result, you may suffer substantial losses.
If the Price of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the price of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the price of the Reference Asset is greater than or equal to the Initial Price during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine any amount payable and/or deliverable on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions. For example, the Calculation Agent may have to determine whether a Market Disruption Event affecting the Reference Asset has occurred, which may, in turn, depend on the Calculation Agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent may affect any amount payable and/or deliverable in respect of the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection and, in Certain Situations, Your Return on the Notes May be Based on a Substitute Reference Asset.
The Calculation Agent may adjust the Initial Price and Physical Delivery Amount for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset upon the occurrence of certain events affecting the Reference Asset, as described in the product supplement under the section “General Terms of the Notes — Anti-Dilution Adjustments”. The Calculation Agent is not required to make an adjustment for every event that may affect the Reference Asset. Furthermore, in certain situations, such as when the Reference Asset undergoes a Reorganization Event or the Reference Asset is delisted, the Reference Asset

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may be replaced by distribution property or a substitute equity security, as discussed more fully in the product supplement under “General Terms of the Notes”. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Asset, those events or other actions affecting the Reference Asset, Reference Asset Constituents, Investment Adviser or a third party may nevertheless adversely affect the price of the Reference Asset and, therefore, adversely affect the market value of, and return on, your Notes.
The Valuation Date and the Interest Payment Date (which is also the Maturity Date) are Subject to Market Disruption Events and Postponement.
The Valuation Date, and Interest Payment Date (which is also the Maturity Date), are subject to postponement as described herein and in the product supplement due to the occurrence of one or more Market Disruption Events, which, among other events, may occur if the Calculation Agent determines that an event materially interferes with our or any of our affiliates’ ability to maintain or unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect. For a description of what constitutes a Market Disruption Event as well as the consequences of that Market Disruption Event, see “General Terms of the Notes — Market Disruption Events” in the product supplement.
Trading and Business Activities by TD or its Affiliates May Adversely Affect the Market Value of, and Any Amount Payable and/or Deliverable on, the Notes.
We, the Agent and/or one or more of our other affiliates may hedge our obligations under the Notes by purchasing shares of the Reference Asset or one or more Reference Asset Constituents, securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset or one or more Reference Asset Constituents, and we may adjust these hedges by, among other things, purchasing or selling at any time any of the foregoing assets. It is possible that we and/or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable and or deliverable on, the Notes declines. We and/or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Asset or one or more Reference Asset Constituents.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and/or our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and/or their customers’ accounts and in accounts under our and/or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We, the Agent and/or another of our affiliates may, at present or in the future, engage in business with the Investment Adviser such as making loans or providing investment banking and merger and acquisition advisory services. These business activities may present a conflict between our and/or one or more of our affiliates’ (including the Agent’s) obligations and your interests as a holder of the Notes. Moreover, we, the Agent and/or another of our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or one or more Reference Asset Constituents. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us, the Agent and/or another of our affiliates may affect the price of the Reference Asset and, therefore, the market value of, and any amount payable and/or deliverable on, the Notes.
Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will be based on the performance of the Reference Asset, any amount payable and /or deliverable on the Notes is subject to TD’s credit risk. The Notes are TD’s senior unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any payment and/or delivery due under the terms of the Notes.
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
Significant aspects of the U.S. tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation and should read carefully the sections entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences” and the further discussion herein under “Additional Terms”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments and/or deliverables that might be due under the Notes.

TD SECURITIES (USA) LLC	P-7

Reverse Convertible Notes Linked to the shares of the iShares® 20+ Year Treasury Bond ETF Due July 13, 2023

Additional Terms
The information in this “Additional Terms” section supplements, and to the extent inconsistent supersedes, the information set forth in the product supplement and the prospectus.
Issue:	Senior Debt Securities, Series E
Type of Note:	Reverse Convertible Notes
Agent:	TDS
Currency:	U.S. Dollars
Monitoring Period:	Valuation Date Monitoring.
Canadian Tax Treatment:
Please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”, which applies to the Notes. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that no amount paid or payable to a Non-resident Holder in respect of the Notes will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Canadian Tax Act (as defined in the prospectus) contained in proposals to amend the Canadian Tax Act released by the Minister of Finance (Canada) on April 29, 2022 (the “Hybrid Mismatch Proposals”). Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all. We will not pay any additional amounts as a result of any withholding required by reason of the Hybrid Mismatch Proposals.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Canadian Bail-in:	The Notes are not bail-inable debt securities (as described in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary in the product supplement.

TD SECURITIES (USA) LLC	P-8

Hypothetical Returns
The following table shows the hypothetical return profile for the Notes and is included for illustration purposes only; amounts below may have been rounded for ease of analysis. The hypothetical Initial Price, Final Price and Price Return on the Reference Asset used to illustrate the Payment at Maturity are not estimates or forecasts of the actual Initial Price or Final Price, or the price of the Reference Asset on any Trading Day prior to the Maturity Date. All examples assume an Initial Price of $100.00, a Physical Delivery Amount of 100.0000, an Interest Payment of $669.00 per Note payable on the Interest Payment Date (which is also the Maturity Date), that a holder purchased Notes with a Principal Amount of $10,000 and that no Market Disruption Event occurs on the Valuation Date. The actual terms of the Notes are indicated on the cover hereof.
The hypothetical returns set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the Notes. Further, with respect to any delivery of the Physical Delivery Amount, the hypothetical returns set forth below are based only on the hypothetical Final Price and do not account for any changes in the price of the Reference Asset after the Valuation Date. The numbers appearing in the following table may have been rounded for ease of analysis.
Hypothetical Final Price of the Reference Asset		Interest Payment	The Hypothetical Final Price of the Reference Asset is Greater Than or Equal to the Initial Price		The Hypothetical Final Price of the Reference Asset is Less Than the Initial Price
Hypothetical Final Price	Hypothetical Price Return on the Reference Asset as of Valuation Date	Total Interest Payment Paid on the Notes	Payment at Maturity + Interest Payment	Total Return on the Notes	Total Payment at Maturity + Interest Payment	Total Return on the Notes
$140.00	40.00%	$669.00	$10,669.00	6.69%	n/a	n/a
$130.00	30.00%	$669.00	$10,669.00	6.69%	n/a	n/a
$120.00	20.00%	$669.00	$10,669.00	6.69%	n/a	n/a
$110.00	10.00%	$669.00	$10,669.00	6.69%	n/a	n/a
$100.00	0.00%	$669.00	$10,669.00	6.69%	n/a	n/a
$99.00	-1.00%	$669.00	n/a	n/a	$10,569.00*	5.69%*
$90.00	-10.00%	$669.00	n/a	n/a	$9,669.00*	-3.31%*
$80.00	-20.00%	$669.00	n/a	n/a	$8,669.00*	-13.31%*
$70.00	-30.00%	$669.00	n/a	n/a	$7,669.00*	-23.31%*
$60.00	-40.00%	$669.00	n/a	n/a	$6,669.00*	-33.31%*
$50.00	-50.00%	$669.00	n/a	n/a	$5,669.00*	-43.31%*
$40.00	-60.00%	$669.00	n/a	n/a	$4,669.00*	-53.31%*
$30.00	-70.00%	$669.00	n/a	n/a	$3,669.00*	-63.31%*
$20.00	-80.00%	$669.00	n/a	n/a	$2,669.00*	-73.31%*
$10.00	-90.00%	$669.00	n/a	n/a	$1,669.00*	-83.31%*
$0.00	-100.00%	$669.00	n/a	n/a	$669.00	-93.31%

*
Represents the cash value of the Physical Delivery Amount on the Valuation Date plus the Interest Payment paid on the Interest Payment Date (which is also the Maturity Date). Because the Notes are physically settled, the actual value received and the total return on the Notes on the Maturity Date depends on the price of the Reference Asset on the Maturity Date.

If the Final Price is less than the Initial Price, investors will receive a number of shares of the Reference Asset per Note equal to the Physical Delivery Amount (with cash in lieu of any fractional share), the value of which, based on the Final Price, will be worth less than the Principal Amount, and may be worthless. Specifically, based on the Final Price, investors will lose 1% of the Principal Amount of the Notes for each 1% that the Final Price is less than the Initial Price. Any payments on or deliveries in respect of the Notes are subject to our credit risk. All amounts used in or resulting from any calculation relating to the Payment at Maturity will be rounded upward or downward as appropriate, to the nearest cent.
You should note that if the Final Price is less than the Initial Price, because we will deliver the Physical Delivery Amount of the Reference Asset instead of paying an amount in cash at maturity, the actual value of the Physical Delivery Amount you receive will be determined on the Maturity Date and such value may be less than the payment that you would have received at maturity had we instead paid an amount in cash, as a result of any decrease in the price of the Reference Asset during the period between the Valuation Date and the Maturity Date. For the avoidance of doubt, the value of the Physical Delivery Amount as of the Maturity Date may be worth less than the value of the Physical Delivery Amount calculated using the Final Price due to declines in the price of the Reference Asset from the Valuation Date to the Maturity Date.

TD SECURITIES (USA) LLC	P-9

Information Regarding the Reference Asset
The Reference Asset is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.
All disclosures contained in this document regarding the Reference Asset, including, without limitation, its make-up, method of calculation, and changes in any Reference Asset Constituents, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, the Investment Adviser. The Investment Adviser, which owns the copyright and all other rights to the Reference Asset, has no obligation to continue to publish, and may discontinue publication of, the Reference Asset. None of the websites referenced in the Reference Asset description below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. We have not independently verified the accuracy or completeness of reports filed by the Investment Adviser with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The graph below sets forth the information relating to the historical performance of the Reference Asset for the period specified. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg Professional® service (“Bloomberg”).
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price or Final Price of the Reference Asset on the Valuation Date. We cannot give you any assurance that the performance of the Reference Asset will result in a positive return on your initial investment.
iShares® 20+ Year Treasury Bond ETF
We have derived all information contained herein regarding the iShares® 20+ Year Treasury Bond Fund (the “TLT Fund”) and the ICE® U.S. Treasury 20+ Year Bond Index (the “Target Index”) from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment adviser of the TLT Fund and ICE Date Indices, LLC, the “Target Index Sponsor”), respectively. We have not undertaken an independent review or due diligence of any publicly available information regarding the TLT Fund or the Target Index.
The TLT Fund is one of the investment portfolios that constitute the iShares Trust. The TLT Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Target Index, which measures the performance of public fixed rate obligations of the U.S. Treasury that have a remaining maturity greater than or equal to twenty years and at least $300 million par amount outstanding (excluding zero-coupon STRIPS). The Target Index is market capitalization-weighted based on amounts outstanding reduced by amounts held by the Federal Reserve’s System Open Market Account (“SOMA”) and does not include new issuances bought at auction by the Federal Reserve. The Target Index  is updated on the last calendar day of each month. Prior to March 31, 2016, the TLT Fund tracked the Bloomberg Barclays U.S. 20+ Year Treasury Bond Index.
The TLT Fund generally invests at least 80% of its assets in the Reference Asset Constituents and at least 90% of its assets in U.S. Treasury securities that the Investment Adviser believes will help the TLT Fund track the Target Index. The TLT Fund may invest up to 10% of its assets in futures, options and swaps contracts that the Investment Adviser believes will help the TLT Fund track the Target Index, along with cash and cash equivalent investments associated with a derivative position.
Shares of the TLT Fund are listed on the Nasdaq Global Market under ticker symbol “TLT.”
In making your investment decision you should review the prospectus related to the TLT Fund, dated June 29, 2022, filed by iShares, Inc. available at:
https://www.sec.gov/ix?doc=/Archives/edgar/data/1100663/000119312522178887/d341170d485bpos.htm
Information from outside sources including, but not limited to the prospectus related to the TLT Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference.
Information filed by the iShares Trust with the SEC, including the prospectus for the TLT Fund, can be found by reference to its SEC file numbers: 333-92935 and 811-09729.

TD SECURITIES (USA) LLC	P-10

Historical Information
The graph below illustrates the performance of the Reference Asset from January 10, 2013 through January 10, 2023.
We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Closing Price of the Reference Asset on the Valuation Date or that the performance of the Reference Asset will result in a positive return on your initial investment.
iShares® 20+ Year Treasury Bond ETF (TLT)

200
180
160
140
120
100
80
60
40
20
0
Jan-2013
Jan-2014
Jan-2015
Jan-2016
Jan-2017
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-11

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Notes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion, other than the section entitled “Non-U.S. Holders” below, applies to you only if you are a U.S. holder, as defined in the product supplement. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize each Note as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Asset (the “Put Option Component”). In accordance with this treatment, you agree to treat the Interest Payment as consisting of (1) interest on the Debt Component and (2) put option premium on the Put Option Component as follows:
Interest Rate (per term)	Interest on Debt Component	Put Option Component
6.69% per term	[•]%	[•]%
We intend to treat the Debt Component as having a term of one year or less, so that amounts treated as interest on the Debt Component would be subject to the general rules governing interest payments on short-term notes and would be required to be accrued by accrual-basis taxpayers (and cash-basis taxpayers who elect to accrue interest currently) on either the straight-line method, or, if elected, the constant yield method, compounded daily. Cash-basis taxpayers who do not elect to accrue interest currently would include interest into income upon receipt of such interest.
Put option premium payments in respect of the Put Option Component would generally not be taxed until a sale or maturity of the Notes. At maturity, such payments would be taxed as a short-term capital gain.
Upon the taxable disposition of the Notes for cash, you should allocate the cash received between the Debt Component and the Put Option Component on the basis of their respective values on the date of such taxable disposition. You should generally recognize gain or loss with respect to the Debt Component in an amount equal to the difference between the amount of the proceeds allocable to the Debt Component (less accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in the Debt Component (which generally will equal your purchase price for the Note). This gain or loss should be short-term capital gain or loss. If the Put Option Component has a positive value on the date of such taxable disposition, you should generally recognize short-term capital gain equal to the portion of the proceeds allocable to the Put Option Component plus any previously received put option premium. If the Put Option Component has a negative value on the date of such taxable disposition, you should generally be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the Put Option Component. In that case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total put option premium previously received and the amount of the payment deemed made by you with respect to the buyer’s assumption of the Put Option Component. The amount of the deemed payment will be added to the price allocated to the Debt Component in determining the gain or loss in respect of the Debt Component. The deductibility of capital losses by U.S. holders is subject to limitations.
If, on the Maturity Date, you receive a number of shares of the Reference Asset equal to its Physical Delivery Amount, you should be deemed to have applied the purchase price of your Notes toward the purchase of the shares received. You should generally not recognize gain or loss with respect to the receipt of the shares. Instead, consistent with the position described above, your basis in the Reference Asset received should equal the price paid to acquire the Notes, and that basis will be allocated proportionately among the shares. The holding period for the shares of the Reference Asset will begin on the day after beneficial receipt of such shares. With respect to any cash received in lieu of a fractional share of the Reference Asset, you will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of a number of shares of the Reference Asset equal to its Physical Delivery Amount could be treated as a taxable settlement of the Notes followed by a purchase of the shares of the Reference Asset pursuant to the original terms of the Notes. If this receipt is so treated, you (i) should recognize capital gain or loss equal to the difference between the fair market value of the shares received at such time plus the cash received in lieu of a fractional share, if any, and the amount paid for the Notes, (ii) should take a basis in such shares in an amount equal to their fair market value at such time and (iii) should have a holding period in such shares beginning on the day after beneficial receipt of such shares.
This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the Reference Asset that you may receive in connection with your investment in the Notes. If you receive the shares of the Reference Asset on the Maturity Date, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the shares of each Reference Asset. Further, you should consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of any Reference Asset received at maturity.

TD SECURITIES (USA) LLC	P-12

Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further herein.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” in the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Notes will ultimately be required to accrue current income and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of a Note generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the Reference Asset that you may receive at maturity in connection with your investment in the Notes. If the Notes are physically settled by delivery to you of a number of shares of the Reference Asset equal to the Physical Delivery Amount, you may suffer adverse U.S. federal income tax consequences if you hold such shares. For instance, you may be subject to U.S. withholding tax on U.S.-source dividends in respect of the underlying asset that you hold. Other adverse tax consequences are also possible. You should carefully review the potential tax consequences that are set forth in the prospectus for the Reference Asset and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.
Section 897. We will not attempt to ascertain whether the Reference Asset would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If any such entity and the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non-U.S. holder in respect of a Note upon a taxable disposition of a Note to the U.S. federal income tax on a net basis and the gross proceeds from such a taxable disposition could be subject to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of any such entity as a USRPHC and the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding

TD SECURITIES (USA) LLC	P-13

tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset or any Reference Asset Constituent, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset, any Reference Asset Constituent or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset, any Reference Asset Constituent or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Notes purchased after the bill was enacted to accrue interest income over the term of the Notes despite the fact that there will be no interest payments over the term of the Notes.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is impossible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-14

Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the Agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less a concession equal to the underwriting discount set forth on the cover page of this pricing supplement. J.P. Morgan Securities LLC, which we refer to as JPMS LLC, and JPMorgan Chase Bank, N.A. will act as placement agents for the Notes and, from the commission to TDS, will receive a placement fee of $50.00 for each Note they sell in this offering to accounts other than fiduciary accounts. TDS and the placement agents will forgo a commission and placement fee for sales to fiduciary accounts.
TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes. Additionally, we or one of our affiliates will pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.
Delivery of the Notes will be made against payment therefor on the Issue Date, which is the third DTC settlement day following the Pricing Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two DTC settlement days (“T+2”), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two DTC settlement days before delivery of the Notes will be required, by virtue of the fact that each Note initially will settle in three DTC settlement days (“T+3”), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. This offering of the Notes will be conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TDS nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in the initial sale of the Notes. In addition, we, TDS, another of our affiliates or third parties may use this pricing supplement and any document incorporated herein by reference in a market-making transaction in the Notes after their initial sale. If a purchaser buys the Notes from us, TDS, another of our affiliates or a third party, this pricing supplement is being used in a market-making transaction unless we, TDS, another of our affiliates or such third party informs such purchaser otherwise in the confirmation of sale.
Prohibition of Sales to EEA and United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

TD SECURITIES (USA) LLC	P-15

Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes were determined on the Strike Date, based on prevailing market conditions, and are set forth in this pricing supplement.
The economic terms of the Notes are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, estimated costs which we may incur in connection with the Notes and the estimated cost which we may incur in hedging our obligations under the Notes. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes.
On the cover page of this pricing supplement, we have provided the estimated value range for the Notes. The estimated value range was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and our internal funding rate. For more information about the estimated value, see “Additional Risk Factors” beginning on page P-3. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — The Estimated Value of Your Notes Is Based on Our Internal Funding Rate.”
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which the Agent may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, the Agent or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which the Agent may initially buy or sell the Notes in the secondary market, if any, may exceed our estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Additional Risk Factors” beginning on page P-3 of this pricing supplement.

TD SECURITIES (USA) LLC	P-16